Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of September 28, 2018, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and CONSTELLATION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of February 5, 2010, as amended by that certain First Amendment to Lease dated as of October 25, 2011, as further amended by that certain Second Amendment to Lease dated as of October 18, 2013, as further amended by that certain letter agreement dated as of September 30, 2015, and as further amended by that certain Third Amendment to Lease dated as of September 26, 2016 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 36,309 rentable square feet (the “Original Premises”) in a building located at 215 First Street, Cambridge, Massachusetts. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises to include that portion of the fourth floor of the Building consisting of (i) Suite 401-S containing approximately 6,815 rentable square feet (the “Suite 401-S Premises”), and (ii) Suite 430 containing approximately 4,422 rentable square feet (the “Suite 430 Premises”), all as shown on Exhibit A attached to this Fourth Amendment (collectively, the “Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery. Landlord shall use commercially reasonable efforts to deliver the Expansion Premises to Tenant (“Delivery” or “Deliver”) on or before the Target Expansion Premises Commencement Date. The “Target Expansion Premises Commencement Date” shall be February 1, 2019. If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable. Notwithstanding anything to the contrary contained herein, if Landlord fails to deliver the Expansion Premises to Tenant by March 1, 2019 (as such date may be extended for Force Majeure delays, the “Abatement Date”), then, unless such failure is due to a delay caused by Tenant, Base Rent payable with respect to the Expansion Premises commencing on the Expansion Premises Rent Commencement Date (as defined below) shall be abated 1 day for each day after the Abatement Date (as such date may be extended for Force Majeure delays) that Landlord fails to Deliver the Expansion Premises to Tenant. If Landlord does not Deliver the Expansion Premises to Tenant by April 1, 2019, for any reason other than Force Majeure delays, this Fourth Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Fourth Amendment, except with respect to provisions which expressly survive termination of this Fourth Amendment, and the Lease shall continue in full force and effect as though the parties had never executed this Fourth Amendment. If Tenant does not elect to terminate this Fourth Amendment on or before April 7, 2019, such right to terminate this Fourth Amendment shall be waived and this Fourth Amendment shall remain in full force and effect.

The “Expansion Premises Commencement Date” shall be the date Landlord Delivers the Expansion Premises to Tenant. The “Expansion Premises Rent Commencement Date” shall be the date that is 1 month after the Expansion Premises Commencement Date. Upon the written request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the Expansion Premises Expiration Date (as defined below) in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder or under the Lease.

Except as otherwise expressly set forth in this Fourth Amendment: (i) Tenant shall accept the Expansion Premises in their “as-is” condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises.

Except as otherwise expressly set forth in this Fourth Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

Notwithstanding anything to the contrary contained herein, the Suite 401-S Premises and the Suite 430 Premises may be Delivered to Tenant on different dates. If either Suite 401-S or Suite 430 is Delivered to Tenant prior to the other portion of the Expansion Space, then the Lease shall be further amended to amend, among other things, the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the defined terms set forth in Section 3 below to reflect the Delivery of the Suite 401-S Premises and the Suite 430 Premises on different dates.

3.	Defined Terms.

a. Commencing on the Expansion Premises Commencement Date, the defined terms “Premises,” “Rentable Area of Premises,” “Tenant’s Share” and “Tenant’s Percentage Share (Science Facility)” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That (i) portion of the 2nd floor of the Building containing approximately 36,309 rentable square feet (“Original Premises”), and (ii) portion of the 4th floor of the Building consisting of (x) Suite 401-S containing approximately 6,815 rentable square feet and (y) Suite 430 containing approximately 4,422 rentable square feet (“Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 47,546 sq. ft.”

“Tenant’s Share: 12.96% (9.9% with respect to the Original Premises, 1.86% with respect to the Suite 401-S Premises and 1.20% with respect to the Suite 430 Premises).”

“Tenant’s Percentage Share (Science Facility): 53%% (41.89% with respect to the Original Premises, 6.02% with respect to the Suite 401-S Premises and 5.09% with respect to the Suite 430 Premises).”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this Fourth Amendment.

b. Commencing on July 1, 2020, the defined terms “Premises,” “Rentable Area of Premises,” “Tenant’s Share” and “Tenant’s Percentage Share (Science Facility)” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the 4th floor of the Building consisting of (i) Suite 401-S containing approximately 6,815 rentable square feet and (ii) Suite 430 containing approximately 4,422 rentable square feet, all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 11,237 sq. ft.”

“Tenant’s Share: 3.06%”

“Tenant’s Percentage Share (Science Facility): 11.11%”

As of July 1, 2020, Exhibit A to the Lease shall be amended to exclude the Original Premises.

4.	Base Rent.

a. Tenant shall continue paying Base Rent with respect to the Original Premises as provided for in the Lease through the Third Amendment Expiration Date (i.e., June 30, 2020).

b. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent with respect to the Expansion Premises in the amount of $75.50 per rentable square foot of the Expansion Premises per year. Base Rent payable with respect to the Expansion Premises shall be increased on each anniversary of the Expansion Premises Rent Commencement Date (each, an “Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

5.

Term. The Term of the Lease with respect to Original Premises shall expire on the Third Amendment Expiration Date. The Term of the Lease with respect to the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire on the date that is 37 months after the Expansion Premises Commencement Date.

6.

Expansion Premises TI Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $10.00 per rentable square foot of the Expansion Premises, or $112,370 in the aggregate (the “Expansion Premises TI Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Expansion Premises (the “Expansion Premises Improvements”), which Expansion Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. The Expansion Premises TI Allowance shall be available only for the design and construction of the Expansion Premises Improvements (including Tenant’s project management fees). Tenant acknowledges that upon the expiration of the Term of the Lease, the Expansion Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Expansion Premises TI Allowance, Tenant shall be solely responsible for all of the costs of the Expansion Premises Improvements. The Expansion Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Expansion Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Expansion Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the

Expansion Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Expansion Premises Improvements, Landlord shall reimburse Tenant for the cost of the Expansion Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Expansion Premises Improvements (and prior to any final disbursement of the Expansion Premises TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Expansion Premises Improvements. Notwithstanding the foregoing, if the cost of the Expansion Premises Improvements exceeds the Expansion Premises TI Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Expansion Premises TI Allowance. The Expansion Premises TI Allowance shall only be available for use by Tenant for the construction of the Expansion Premises Improvements until the date that is 6 months after the Expansion Premises Commencement Date (the “Outside Expansion Premises TI Allowance Date”). Any portion of the Expansion Premises TI Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Expansion Premises TI Allowance Date shall be forfeited and shall not be available for use by Tenant.

7.	Security Deposit. Commencing on the date of this Fourth Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit: $424,640.92”

Landlord currently holds a Security Deposit of $242,242.00 under the Lease. Concurrently with Tenant’s delivery of a signed original of this Fourth Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $424,640.92 or an additional Letter of Credit in the amount of $182,398.92.

8.

Parking. Commencing on the Expansion Premises Commencement Date, subject to the terms of Section 8 of the Lease, Landlord shall make available to Tenant at then-current market rates (which market rate may be adjusted from time to time) a license for up to an additional 10 parking spaces in the Binney Parking Garage (“Expansion Premises Parking Spaces”), all of such parking spaces to be on a non-reserved basis. Tenant shall notify Landlord prior to the Expansion Premises Commencement Date as to how many of the Expansion Premises Parking Spaces Tenant will license pursuant to the Lease. If Tenant elects to license fewer than 10 of such Expansion Premises Parking Spaces as of the Expansion Premises Commencement Date, Tenant shall be deemed to have waived its right to license any additional Expansion Premises Parking Spaces following the Expansion Premises Commencement Date. As of the Expansion Premises Commencement Date, the market parking rate for the parking spaces is $300.00 per parking space month. The market parking rate shall increase on April 1, 2019, to $325.00 per parking space per month. Tenant’s pro rata share of the Binney Parking Garage shall be adjusted in accordance with the number of Parking Spaces licensed by Tenant during the Term pursuant to this Section 8. For the avoidance of doubt, commencing on July 1, 2020, the only parking spaces that Tenant will be entitled to use under the Lease shall be the Expansion Premises Parking Spaces.

9.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than CBRE. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall pay any commission due to CBRE pursuant to a separate written agreement.

10.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.	Miscellaneous.

a. This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c. This Fourth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

CONSTELLATION PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Its:

LANDLORD:

ARE-MA REGION NO. 38, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS Corp., a Maryland corporation, general partner

By:
Its:

Exhibit A

Expansion Premises

215 FIRST ST. - 4TH FLOOR

4,422 SF
6,815 SF
Linskey Way
First Street
Second Street
Athenaeum Street
PREMISES